Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Magnum Hunter Resources Corporation
          We consent to the incorporation by reference into this Registration Statement on Form S-4 of Magnum Hunter Resources Corporation and any amendment thereof and the related prospectus, of our report dated February 28, 2011, relating to the consolidated financial statements and financial statement schedules of NGAS Resources, Inc. and its subsidiaries for each of the years in the three year period ended December 31, 2010. We also consent to the references to our firm contained in the Registration Statement listed above, including under the caption “Experts”.

HALL, KISTLER & COMPANY LLP

Canton, Ohio
April 8, 2011

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